                                                                      EXHIBIT 11

Computation of Earnings Per Share

                                                        Year Ended
                                            ----------------------------------
                                            June 30,   June 25,    June 26,
                                              2000       1999        1998
                                            ---------- ----------- -----------
                                          (000's omitted, except per share data)

Income (loss) from continuing operations       $14,461     $  (704)     $   40
Less:
  Accretion of convertible preferred stock           -        (613)       (122)
                                            ---------- ----------- -----------
Continuing income (loss) available to
  common shareholders                           14,461      (1,317)        (82)
Gain from discontinued operations                1,063         397         928
                                            ---------- ----------- -----------
Net income (loss) available to common
  shareholders                                 $15,524     $  (920)     $  846
                                            ========== =========== ===========

Weighted average common shares outstanding      30,039      22,483      22,503
common share equivalents                         3,929           -           -
                                            ---------- ----------- -----------
Weighted average common shares and common       33,968      22,483      22,503
  share equivalents                         ========== =========== ===========

Net income (loss) per share-basic:
  Continuing operations                          $0.48      $(0.06)      $   -
  Discontinued operations                         0.04        0.02        0.04
                                            ---------- ----------- -----------
  Net income (loss) available to common
    shareholders                                 $0.52      $(0.04)      $0.04
                                            ========== =========== ===========
Net income (loss) per share-diluted:
  Continuing operations                          $0.43      $(0.06)      $   -
  Discontinued operations                         0.03        0.02        0.04
                                            ---------- ----------- -----------
  Net income (loss) available to common
    shareholders                                 $0.46      $(0.04)      $0.04
                                            ========== =========== ===========
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